                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                         ---------------------------

                           SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                               of the Securities
                             Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              BIO-VASCULAR, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                        [Bio-Vascular, Inc. Letterhead]



February 19, 1997



Dear Shareholder:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Bio-Vascular, Inc. The meeting will be held on Wednesday, March 19, 1997, at 3:45 p.m., at the Minneapolis Marriott City Center Hotel, 30 South 7th Street, Minneapolis, Minnesota.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. Items requiring shareholder approval at the meeting are the election of directors and approval of a proposed amendment to the Company's Restated Articles of Incorporation, as amended, to create a class of Preferred Stock, issuable in series.

The Company has previously announced the spin-off of its wholly owned subsidiary, Vital Images, Incorporated, through a pro rata distribution of all of the issued and outstanding shares of capital stock of Vital Images. Information regarding the spin-off may be found in the Company's 1997 Annual Report to Shareholders, enclosed with these materials. Further information regarding the spin-off, as well as the business and operations of Vital Images, will be provided in an Information Statement to be sent to the Company's shareholders prior to the spin-off.

Whether or not you can attend the meeting, please complete, sign, date and mail the enclosed proxy card promptly so that your shares can be voted at the meeting in accordance with your instructions.

                                       Sincerely,

                                       /s/ JOHN T. KARCANES

                                       John T. Karcanes
                                       President and Chief Executive Officer

                          PRELIMINARY PROXY STATEMENT


                               BIO-VASCULAR, INC.
                             2575 University Avenue
                      St. Paul, Minnesota  55114-1024 USA
                                ________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 19, 1997
                                ________________

     The Annual Meeting of Shareholders of Bio-Vascular, Inc. (the "Company") will be held at 3:45 p.m., local time, on Wednesday, March 19, 1997, at the Minneapolis Marriott City Center Hotel, 30 South 7th Street, Minneapolis, Minnesota for the following purposes as described in more detail in the accompanying Proxy Statement:

1. To elect five (5) directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2. To consider and act upon a proposal to amend the Company's Restated Articles of Incorporation, as amended, to create a class of Preferred Stock, issuable in series.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on January 27, 1997, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

     All shareholders are invited to attend the Annual Meeting in person. If you are unable to do so, please be sure you are represented at the Annual Meeting by promptly completing and returning the accompanying proxy. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the Annual Meeting and giving written notice to the Secretary of the Company.

                           BY ORDER OF THE BOARD OF DIRECTORS

                           /s/ M. KAREN GILLES

                           M. Karen Gilles
                           Vice President of Finance, Chief Financial Officer and Corporate Secretary

Dated: February 19, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE PROXY FORM EXACTLY AS YOUR NAME(S) APPEARS ON IT AND RETURN IT IN THE ENCLOSED ENVELOPE.

                              BIO-VASCULAR, INC.
                            2575 University Avenue
                      St. Paul, Minnesota  55114-1024 USA

                           _________________________

                              PROXY STATEMENT FOR
                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                MARCH 19, 1997
                           _________________________

                                 INTRODUCTION

     The Annual Meeting of Shareholders of Bio-Vascular, Inc. (the "Company") will be held at 3:45 p.m., local time, on Wednesday, March 19, 1997, at the Minneapolis Marriott City Center Hotel, Minneapolis, Minnesota, or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth in the Notice of Meeting.

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's common stock (the "Common Stock"), will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of Common Stock.

     Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by shareholders. Proxies that are signed by shareholders but that lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the election as directors of the nominees listed in this Proxy Statement.

     THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

     The Company expects that this Proxy Statement, the Proxy and Notice of Meeting will first be mailed to shareholders on or about February 19, 1997.

                                VOTING OF SHARES

     Only holders of record of the Common Stock at the close of business on January 27, 1997 will be entitled to vote at the Annual Meeting. On January 27, 1997, the Company had 9,499,502 outstanding shares of Common Stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. The holders of 33-1/3% of the shares entitled to vote and represented in person or by proxy at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker because voting instructions have not been received and the broker has no discretionary authority to vote). Holders of shares of Common Stock are not entitled to cumulate voting rights.

     The election of a nominee for director and the approval of each of the other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the Annual Meeting). Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against the matter. Shares represented by a proxy card indicating any broker non-vote on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

                     PRINCIPAL SHAREHOLDERS AND BENEFICIAL
                            OWNERSHIP OF MANAGEMENT

          The following table sets forth information regarding the beneficial ownership of the Common Stock as of December 31, 1996 unless otherwise noted,
(a) by each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) by each director and each nominee,
(c) by each executive officer named in the Summary Compensation Table below, and
(d) by all executive officers and directors as a group. Unless otherwise noted, each of the shareholders listed in the table or included within a group listed in the table possesses sole voting and investment power with respect to the shares indicated.

            BENEFICIAL OWNER                 NUMBER OF SHARES BENEFICIALLY          PERCENTAGE OWNERSHIP
                                                       OWNED/ 1/
---------------------------------------------------------------------------------------------------------
Perkins Capital Management, Inc./2/                     794,700                             8.4%
730 East Lake Street
Wayzata, MN  55391-1769
---------------------------------------------------------------------------------------------------------
Vincent Argiro, Ph.D. /3/                               484,000                             5.1%
505 North 4th Street
Fairfield, IA  52556
---------------------------------------------------------------------------------------------------------
James F. Lyons /4/                                      209,250                             2.2%
---------------------------------------------------------------------------------------------------------
Richard W. Perkins /5/                                  164,750                             1.7%
---------------------------------------------------------------------------------------------------------
Lawrence Perlman /6/                                    40,000                                *
---------------------------------------------------------------------------------------------------------
Edward E. Strickland /7/                                195,000                             2.0%
---------------------------------------------------------------------------------------------------------
John T. Karcanes /8/                                    112,500                             1.2%
---------------------------------------------------------------------------------------------------------
Andrew M. Weiss /9/                                     47,766                                *
---------------------------------------------------------------------------------------------------------
Frank H. Stephenson /10/                                29,067                                *
---------------------------------------------------------------------------------------------------------
M. Karen Gilles /11/                                    51,294                                *
---------------------------------------------------------------------------------------------------------
Kemal Schankereli /12/                                  39,949                                *
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

All Executive Officers and Directors as                1,447,989                            13.2%
a Group (13 persons) /13/
---------------------------------------------------------------------------------------------------------

*Less than 1%.

/1/Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such person or group. As of December 31, 1996 there were 9,486,270 shares of Common Stock outstanding.

/2/Based upon a Schedule 13G filed as of January 22, 1997 with the Securities and Exchange Commission. Excludes shares beneficially owned by Richard W. Perkins, a director of the Company and the controlling shareholder of Perkins

Capital Management, Inc., a registered investment advisor ("PCM"). Of the 794,700 shares held for the account of clients of PCM, for which beneficial ownership has been disclaimed by PCM (the "PCM Shares"), PCM has sole investment power with regard to all such shares and sole voting power over 72,400 of such shares.

/3/ Based on a Form 4 filing with the Securities and Exchange Commission as of December 31, 1996. Includes 14,000 shares Dr. Argiro has the right to acquire within 60 days upon the exercise of options.

/4/ Includes 120,000 shares Mr. Lyons has the right to acquire within 60 days upon the exercise of options.

/5/ Includes 5,000 shares held by the Perkins Foundation, 78,500 shares held by various trusts of which Mr. Perkins is the sole trustee, and 56,250 shares held by Quest Venture Partners, of which Mr. Perkins is a 40% partner. Also includes 25,000 shares Mr. Perkins has the right to acquire within 60 days upon the exercise or options. Excludes the 794,700 PCM Shares. Mr. Perkins disclaims beneficial ownership of the PCM Shares.

/6/ Includes 40,000 shares that Mr. Perlman has the right to acquire within 60 days upon the exercise of options.

/7/ Includes 65,000 shares Mr. Strickland has the right to acquire within 60 days upon the exercise of options.

/8/ Includes 100,000 shares Mr. Karcanes has the right to acquire within 60 days upon the exercise of options.

/9/ Includes 47,766 shares Mr. Weiss has the right to acquire within 60 days upon the exercise of options.

/10/ Includes 24,422 shares Mr. Stephenson has the right to acquire within 60 days upon the exercise of options.

/11/ Includes 28,074 shares Ms. Gilles has the right to acquire within 60 days upon the exercise of options.

/12/ Includes 28,578 shares Mr. Schankereli has the right to acquire within 60 days upon the exercise of options.

/13/ Includes 540,698 shares which may be acquired within 60 days upon the exercise of options.



                             ELECTION OF DIRECTORS

NOMINATION

     The Board has nominated the five individuals named below to serve as directors of the Company until the next annual meeting of shareholders or until their respective successors have been elected and qualified. All of the nominees, with the exception of ___________________, are members of the current Board.

      The election of each nominee requires the affirmative vote of a majority of the shares of the Common Stock present and entitled to vote in person or by proxy for the election of directors at the Annual Meeting, and at least a majority of the minimum number of votes necessary for a quorum to transact business. The Board recommends a vote FOR the election of each of the nominees listed below. In the absence of other instructions, the proxies will be voted FOR the election of the nominees named below. If prior to the Annual Meeting the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for such nominee will be voted for such substitute nominee as selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT NOMINEES

          The following information has been furnished to the Company, as of December 31, 1996, by the persons who have been nominated by the Board to serve as directors for the ensuing year.


                                                                             Director
         Name           Age                       Title                       Since
         ----           ---                       -----                       -----

John T. Karcanes         50  President, Chief Executive Officer and Director   1994

James F. Lyons           66  Chairman of the Board and Director                1990

Richard W. Perkins       66  Director                                          1987

Edward E. Strickland     69  Director                                          1988

_________________       __   __                                                N/A

OTHER INFORMATION ABOUT NOMINEES

        John T. Karcanes. Mr. Karcanes has served as President and a director of the Company since April 1994 and as Chief Executive Officer since November 1994. From April 1994 to November 1994, Mr. Karcanes served as Chief Operating Officer of the Company. From June 1992 to April 1994, Mr. Karcanes acted as an independent consultant and an interim executive officer, working primarily with early-stage technology companies. From 1987 to June 1992, Mr. Karcanes served as President and Chief Executive Officer of Crossfield Lightspeed, Inc., a technology company serving the publishing industry. Mr. Karcanes served as President of Palladian Software, Inc., a software development company, from 1984 to 1986, and from 1981 to 1984, he served in a number of executive positions in international operations and sales and marketing with Cullinet Software, Inc., a database and application software company, and Computer Pictures Corporation, a software company specializing in executive information systems.

        James F. Lyons. Mr. Lyons has served on the Board of the Company since 1990 and has been Chairman since November 1991. Mr. Lyons served as the Company's Chief Executive Officer from September 1993 through October 1994.
From 1977 through 1990, Mr. Lyons served as President and Chief Executive Officer of Bio-Medicus, Inc., a manufacturer of medical devices. Mr. Lyons has been employed in the health care industry for more than 30 years. Mr. Lyons also serves on the Board of Directors of ATS Medical, Inc., Spine-Tech, Inc. and Quantech Ltd.

        Richard W. Perkins. Mr. Perkins has served on the Board of the Company since 1987. He has served as President, Chief Executive Officer and a director of Perkins Capital Management, Inc., an investment management firm, since 1984. Mr. Perkins also serves on the Board of Directors of LifeCore Biomedical, Inc., Children's Broadcasting Corporation, CNS, Inc., Nortech Systems, Inc., Garment Graphics, Inc., Peerless Industrial Group, Inc., Eagle Pacific Industries, Inc. and Quantech Ltd.

          Edward E. Strickland. Mr. Strickland has served on the Board of the Company since 1988. Mr. Strickland has been an independent financial consultant since 1986. Mr. Strickland serves on the Board of Directors of AVECOR Cardiovascular Inc., Communications Systems, Inc., Hector Communications, Inc., Quantech Ltd. and as Chairman of the Board of Reuter Manufacturing, Inc., formerly Green Isle Environmental Services, Inc.

          [New Director.]



INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

          The Board met five times during the fiscal year ended October 31, 1996. Each of the directors attended, either in person or by telephonic conference, at least 75% of the meetings of the Board and all such committees on which such director served during the 1996 fiscal year. The committees of the Board and their chairmen, during the 1996 fiscal year (unless otherwise noted), are listed below:


            Audit                      Compensation                  Nominating
            -----                      ------------                  ----------
Lawrence Perlman (Chairman)    Richard W. Perkins (Chairman)  James F. Lyons (Chairman)
James F. Lyons                 Edward E. Strickland           Richard W. Perkins
                                                              Edward E. Strickland
                                                              Lawrence Perlman


          The Audit Committee is responsible for the selection of the auditors and the review of the auditor's engagement letter. The Audit Committee receives the auditor's report and may recommend changes in the accounting systems of the Company, if so warranted.

          The Compensation Committee's function is to determine compensation for the officers of the Company, to provide for management continuity and to administer the Company's stock-based compensation plans. See "Compensation Committee Report on Executive Compensation" below for a more detailed discussion of the function of the Compensation Committee.

          The Nominating Committee is responsible for the selection and nomination of qualified candidates to serve on the Board. While the Nominating Committee will consider nominees recommended by the Company's shareholders, it has neither actively solicited nominations nor established any procedures for this purpose.

          During the 1996 fiscal year, the Audit Committee met five times, the Compensation Committee met two times, and the Nominating Committee met one time.

DIRECTORS' COMPENSATION.

     Upon election to the Board and as compensation for their services as directors, each non-employee director receives options under the Bio-Vascular, Inc. 1992 Directors' Stock Option Plan (the "Director Plan") to purchase 18,000 shares of Common Stock. These options vest in equal one-third increments on each successive October 31 beginning one year after the date of grant and are exercisable at a price equal to the fair market value of one share of Common Stock on the date of grant. On the third and sixth anniversaries of each non-employee director's election to the Board, such non-employee director will receive options under the Director Plan to purchase 21,000 and 24,000 shares of Common Stock, respectively, vesting in one-third increments on each successive October 31 following the date of grant at an exercise price equal to the fair market value on the date of grant. Options granted under the Director Plan have a term of eight years and are exercisable for a period of five years after vesting, but only while the recipient remains a director of the Company.

     Mr. Perlman did not receive an automatic grant of options under the Director Plan upon his election to the Board. Upon his election to the Board on December 1, 1994, Mr. Perlman, instead, received a non-plan option to purchase 60,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The options granted to Mr. Perlman become exercisable in one third increments on each of the first three anniversaries of the date of grant, with each such increment expiring three years from the date such options became exercisable. Mr. Perlman has decided not to stand for re-election to the Board of Directors. As a result, options for 20,000 shares of Common Stock, of the option grant of 60,000 shares, will terminate before becoming exercisable.

     The Board currently meets periodically throughout the year and at the annual meeting of the Company's shareholders. Directors receive compensation of $500 per month for being a member of the Board and $500 for each Board meeting attended. In addition, all members of the Board are reimbursed for out of pocket expenses in connection with attending a Board meeting. Committee members do not receive any additional compensation by reason of their service on such committee(s).

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION.

          The following table sets forth the cash and non-cash compensation paid or earned during the fiscal years ending October 31, 1996, 1995 and 1994 by the Chief Executive Officer of the Company and the five other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended October 31, 1996.

SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------
  Name and Principal Position    Year     Annual Compensation                   Long Term Compensation
                                        -----------------------------------------------------------------------------
                                        Salary ($)    Bonus ($)   Restricted          Securities          All Other
                                                                    Stock            Underlying         Compensation
                                                                 Award ($) /1/       Options (#)          ($) /2/
---------------------------------------------------------------------------------------------------------------------
John T. Karcanes /3/             1996      $187,000    $     0    $          0                0           $     0
President and Chief              1995       187,000     98,000               0                0                 0
Executive Officer                1994        95,461          0          43,750 /4/      200,000            39,221

---------------------------------------------------------------------------------------------------------------------
Andrew M. Weiss /5/              1996      $150,000    $50,000    $          0          231,064           $88,510
Vice President-Bio-Vascular,     1995         2,308     50,000               0                0                 0
President-Vital Images           1994           ---        ---             ---              ---               ---
---------------------------------------------------------------------------------------------------------------------
Frank H. Stephenson /6/          1996      $110,000    $     0    $          0                0           $     0
Vice President-Sales and         1995        90,210     30,000          49,999 /7/       48,842            10,642
Marketing                        1994           ---        ---             ---              ---               ---
---------------------------------------------------------------------------------------------------------------------
Vincent Argiro, Ph.D. /8/        1996      $105,000    $     0    $          0                0           $     0
Vice President-Bio-Vascular,     1995        79,800     20,000               0                0                 0
Chief Technology Officer and     1994        29,403     50,000          42,120 /9/       21,000             2,000
Executive Vice President-
Vital Images
---------------------------------------------------------------------------------------------------------------------
M. Karen Gilles,                 1996      $105,000    $     0    $          0                0           $     0
Vice President-Finance and       1995        84,000     20,000          33,602 /10/      14,148               ---
Chief Financial Officer          1994        61,468     13,800          36,578                0             5,500
---------------------------------------------------------------------------------------------------------------------
Kemal Schankereli,               1996      $105,000    $     0    $          0                0           $     0
Vice President-Research and      1995        90,000     20,000          36,000 /11/      15,156               ---
Development                      1994        75,000     10,500          42,116           14,000             4,400
---------------------------------------------------------------------------------------------------------------------

/ 1 /Restricted stock grants are valued at the market price on the day of grant regardless of whether such shares have vested. To date, the Company has not paid dividends on its Common Stock, including shares of Common Stock subject to restricted stock grants.

/ 2 /"All Other Compensation" paid to Mr. Karcanes includes automobile and relocation expense reimbursement. "All Other Compensation" paid to Mr. Stephenson and Mr. Weiss is comprised entirely of relocation expense reimbursement. "All Other Compensation" paid to Ms. Gilles, Mr. Schankereli and Dr. Argiro is comprised entirely of automobile expense reimbursement.

/3/ Mr. Karcanes was named as President and Chief Operating Officer of the Company in April 1994. On November 1, 1994, Mr. Karcanes was named Chief Executive Officer of the Company, relinquishing the title of Chief Operating Officer.

/4/ Mr. Karcanes was awarded 12,500 shares of Common Stock in April 1994, which shares were fully vested on the date of grant. Upon the date of grant, the market value of the shares was $43,750.

/5/ Mr. Weiss was named a Vice President of the Company and President of Vital Images in October 1995. Mr. Weiss will relinquish the position of Vice President of the Company effective with the spin-off of Vital Images, which is projected to occur about March 31, 1997.

/6/ Mr. Stephenson was named as Vice President of Sales and Marketing of the Company in December 1994.

/7/ As of October 31, 1996, Mr. Stephenson had aggregate restricted stock holdings (rights to restricted shares not yet vested) of 4,211 shares, valued at $26,845 as of such date. Effective January 3, 1995, Mr. Stephenson was granted a restricted stock award in the amount of 2,105 shares, which shares were fully vested on the date of grant. Effective January 3, 1995, Mr. Stephenson was also granted a restricted stock award in the amount of 8,421 shares, vesting in three installments of 2,105 shares on exch successive October 31 following the date of grant, with a final installment vesting of 2,106 shares vesting on October 31, 1998.

/8/ Dr. Argiro's employment with the Company commenced May 24, 1994, in connection with the acquisition of Vital Images, Incorporated.

/9/ As of October 31, 1996, Dr. Argiro had aggregate restricted stock holdings of 4,320 shares, valued at $27,540 as of such date. Effective May 24, 1994, Dr. Argiro was granted a restricted stock award in the amount of 12,960 shares, vesting in three equal installments of 4,320 shares on each successive May 24 following the date of grant.

/10/ As of October 31, 1996, Ms. Gilles had aggregate restricted stock holdings (rights to restricted shares not yet vested) of 3,536 shares, valued at $22,542 as of such date. Effective November 1, 1993, Ms. Gilles was granted a restricted stock award in the amount of 10,641 shares, vesting in three equal installments of 3,547 shares on each successive October 31 following the date of grant. Effective January 3, 1995, Ms. Gilles was granted a restricted stock award in the amount of 7,074 shares, vesting in two installments of 1,769 shares on October 31, 1995 and 1996 and two installments of 1,768 shares on October 31, 1997 and 1998.

/11/ As of October 31, 1996, Mr. Schankereli had aggregate restricted stock holdings (rights to restricted shares not yet vested) of 3,789 shares, valued at $24,155 as of such date. Effective November 1, 1993, Mr. Schankereli was granted a restricted stock award in the amount of 12,252 shares, vesting in three equal installments of 4,084 shares on each successive October 31 following the date of grant. Effective January 3, 1995, Mr. Schankereli was granted a restricted stock award in the amount of 7,579 shares, vesting in three installments of 1,895 shares on each successive October 31 following the date of grant, with a final installment of 1,894 shares vesting on October 31, 1998.

OPTION GRANTS AND EXERCISES.

          The following tables provide information for the year ended October 31, 1996 as to individual grants and aggregate exercises of options to purchase shares of the Common Stock by each of the executive officers named in the Summary Compensation Table and the potential realizable value of the options held by such persons at October 31, 1996.

OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------------------------------
                                                Individual Grants
--------------------------------------------------------------------------------------------------------------------
          Name             Number of      % of Total     Exercise     Expiration        Potential Realization Value
                          Securities        Options       or Base        Date           at Assumed Annual Rates of
                          Underlying      Granted to       Price                           Stock Appreciation for
                            Options        Employees      ($/Sh)                              Option Term/1/
                            Granted        in Fiscal
                                             Year
--------------------------------------------------------------------------------------------------------------------
                                                                                            5%              10%
--------------------------------------------------------------------------------------------------------------------
John T. Karcanes                0            ---           ---           ---                ---             ---
--------------------------------------------------------------------------------------------------------------------
Andrew M. Weiss           200,000/2/        65.82        $10.000      10/25/07          $1,902,428      $4,773,085
                           31,064/3/        10.22         12.875      10/25/04             123,715         390,637
--------------------------------------------------------------------------------------------------------------------
Frank H. Stephenson             0            ---           ---           ---                ---             ---
--------------------------------------------------------------------------------------------------------------------
Vincent Argiro                  0            ---           ---           ---                ---             ---
--------------------------------------------------------------------------------------------------------------------
M. Karen Gilles                 0            ---           ---           ---                ---             ---
--------------------------------------------------------------------------------------------------------------------
Kemal Schankereli               0            ---           ---           ---                ---             ---
--------------------------------------------------------------------------------------------------------------------

/1/ Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock will appreciate at the assumed annual rates shown (5% and 10%), compounded annually from the date of grant of the option until the end of the option term. These assumed annual rates are applied pursuant to Securities and Exchange Commission rules and therefore are not intended to forecast possible future appreciation, if any, of the Common Stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the continued employment of the named executive by the Company. There can be no assurance that the amounts reflected in this table will be realized.

/2/ Reflects a non-plan grant of 200,000 options to Mr. Weiss on December 18, 1995, vesting in five annual installments of 40,000 on each successive October 25 thereafter. The options expire seven years from the date of vest.

/3/ Reflects the grant of 31,064 options to Mr. Weiss on December 18, 1995 under the Company's 1988 Incentive Stock Option Plan (the "1988 Plan"), vesting in four annual installments of 7,766 on each successive October 25 thereafter. To the extent not already exercisable, options under the 1988 Plan become immediately exercisable in full upon any change in control of the Company. Under the 1988 Plan, a "change in control" occurs when (i) any person is or becomes the beneficial owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation. Generally, upon termination of employment of an optionee under the 1988 Plan, options under the 1988 Plan which are exercisable upon the date of termination will remain exercisable for a period of time set forth in the 1988 Plan or the expiration of the term of the options, whichever is earlier; provided, however, that if the termination is for cause, options granted under the 1988 Plan may be canceled.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
------------------------------------------------------------------------------------------------------
                          Shares        Value       Number of Securities
                         Acquired      Realized    Underlying Unexercised       Value of Unexercised
        Name                on           ($)             Options at           In-the-Money Options at
                         Exercise                     October 31, 1996          October 31, 1996 /2/
                         (#)/ 1/

-------------------------------------------------------------------------------------------------------
                                                 Exercisable  Unexercisable  Exercisable  Unexercisable
-------------------------------------------------------------------------------------------------------
John T. Karcanes                 0  $         0      100,000        100,000     $287,500       $287,500
-------------------------------------------------------------------------------------------------------
Andrew M. Weiss                  0            0       47,766        183,298            0              0
-------------------------------------------------------------------------------------------------------
Frank H. Stephenson
                                 0            0       24,422         24,420       39,686         39,683
-------------------------------------------------------------------------------------------------------
Vincent Argiro                   0            0       14,000          7,000       43,750         21,875
-------------------------------------------------------------------------------------------------------
M. Karen Gilles             10,100       56,813 /3/   30,324          7,074       54,527         11,495
-------------------------------------------------------------------------------------------------------
Kemal Schankereli                0            0       28,578          7,578       77,064         12,314
-------------------------------------------------------------------------------------------------------

/1/ The 1988 Plan provides that the exercise price of options must be paid in cash, except that the Compensation Committee, in its sole discretion, may allow payment by delivery of shares of Common Stock having an aggregate fair market value equal to the exercise price or may allow the exercise price to be financed by the Company upon such terms and conditions as the Compensation Committee may determine.

/2/ Based upon the market value of the underlying Common Stock at fiscal year end, less the exercise price.

/3/ Reflects the value realized by Ms. Gilles upon the exercise of options to purchase 10,100 shares of Common Stock at an exercise price of $4.125 per share on February 28, 1996, based upon a closing sale price of $9.75 per share of Common Stock on that date, as reported by Nasdaq.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.

          OVERVIEW AND PHILOSOPHY. The Compensation Committee is currently composed of two of the Company's outside directors. The Compensation Committee's responsibilities are to:

          . Review and recommend compensation policies and compensation levels for the Company's executive officers to the Board;

          . Review and recommend plans to provide management continuity to the Board; and

          . Administer the Company's stock based compensation plans and the Employee Stock Purchase Plan. The Compensation Committee determines who will participate in such plans and the extent and terms of such participation.

     The Compensation Committee's objectives in recommending executive compensation policies and compensation levels for the Company's executive officers are: (i) to attract and retain qualified executive officers; (ii) to align the interests of those executive officers with those of the Company's shareholders; and (iii) to encourage the development of a cohesive management team. The Compensation Committee believes that base salaries need to be moderately to aggressively competitive to attract and retain qualified executive officers, that the executive officers need to be provided with stock ownership opportunities to align their interests with those of the Company's shareholders and that incentive compensation should be based primarily on the accomplishment of Company performance in the interest of building a cohesive management team.

     EXECUTIVE COMPENSATION PROGRAM COMPONENTS. The Company's executive compensation program focuses on Company and individual performance as measured against goals confirmed by the Compensation Committee. The Compensation Committee places primary emphasis on Company performance rather than individual performance in order to inspire the Company's executives to work as a team to accomplish Company objectives. Components of the Company's executive officer compensation program include base salary, annual cash incentive compensation, stock option grants and restricted stock awards, as well as various benefits which are presently available to all employees of the Company. Each component of the executive officer compensation program is discussed in greater detail below.

     Base Salary. The Compensation Committee's recommendations regarding the base salary of each of the Company's executive officers are based on a number of factors, including the executive officer's experience and past performance, the level of skill and responsibility required by the executive's position and his or her qualifications for the position. The Compensation Committee also considers competitive salary information gathered by outside consultants and through comparative surveys pertaining specifically to the medical device industry as well as to companies of similar size in other industries. As a result, the population of companies for which competitive salary data is obtained is broader than the industry peer group established to compare shareholder returns in the Performance Graph set forth below. In general, the Compensation Committee seeks to set executive officer base salary at moderately to aggressively competitive levels in relation to the companies with which the Company competes for executives. Base salaries are determined prior to the beginning of each fiscal year following a review of the above factors by the Compensation Committee and may also be adjusted based on Company performance and the executive officer's impact thereon, cost of living, promotion or merit factors.

     In fiscal 1996, each of the Company's executive officers, with the exception of Mr. Karcanes and Mr. Weiss, received an increase in the base salary component of his or her compensation following a review of the above factors. Mr. Weiss did not receive an increase as his employment with the Company began in October 1995, two weeks before the beginning of fiscal 1996. Mr. Karcanes, the Chief Executive Officer, did not receive an increase as the Board of Directors believes his 1995 base salary is appropriate based on the above factors.

     Annual Cash Incentive Compensation. The Company's annual cash incentive compensation program is designed to provide a direct financial incentive to the Company's executive officers for the achievement of specific Company and individual performance goals.

     Under general guidelines established by the Compensation Committee, each of the Company's executive officers are eligible to receive up to 20% of their base salary in annual cash incentive compensation based on certain criteria established by the Compensation Committee, with the exception of Mr. Karcanes and Mr. Weiss. Mr. Karcanes and Mr. Weiss are eligible to receive up to 50% of their base pay in annual cash incentive compensation based on criteria mutually determined by Mr. Karcanes and Mr. Weiss, individually, and the Board of Directors. See "Management Agreements - Karcanes Employment Agreement and Weiss Employment Agreement", below. Of the 20% amounts for which the other executive officers are eligible, the Compensation Committee's guidelines provide that 40% is based on achievement of internal segment net revenue goals, 40% on the achievement of internal segment operating income goals and the remaining 20% on a subjective evaluation by the Compensation Committee of the individual executive officer's performance during the period. At the Compensation Committee's discretion, the amount of annual cash incentive compensation may be increased to more than 20% of an executive officer's base salary in the event of performance by that executive above and beyond what is normally called for by the executive's position. The Compensation Committee may also pay a cash hiring bonus at the time an executive officer joins the Company.

     While the Compensation Committee determined that all of the executive officers of the Company performed their responsibilities well during fiscal 1996, as a result of external developments that could not reasonably have been foreseen regarding Medicare reimbursement affecting sales of the Company's Peri-Strip product, none of the officers, with the exception of Mr. Weiss, received annual cash incentive compensation in fiscal 1996. Due to the adverse impact of these external developments on the Company's capacity for near-term net revenue and operating income growth, 80% of each executive officer's incentive compensation (the 40% based on net revenue and the 40% based on operating income) was not earned. Additionally, the executive officers agreed to forgo the remaining 20% of annual incentive compensation based on individual criteria. This decision was made to align the interests of the executive officers with those of the shareholders, even though executive performance was not responsible for the interruption of revenue and net income growth. Mr. Weiss, who under the terms of his employment offer, is eligible to receive up to 50% of his base salary in incentive compensation was guaranteed two-thirds of his fiscal 1996 bonus potential as an inducement to join the Company.

     Stock Option Program. By granting options to purchase Common Stock to the executive officers of the Company, the Compensation Committee seeks to align the long-term interests of the Company's executive officers with those of its shareholders by creating a strong and direct nexus between executive compensation and shareholder return and to enable executives to develop and maintain a significant ownership position in the Company.

     The 1995 Plan authorizes the Compensation Committee to issue executive officers incentive stock options having an exercise price not less than the fair market value of the Common Stock on the date of grant (or, for an incentive option granted to a person holding more than 10% of the Company's voting stock, at not less than 110% of fair market value), and non-statutory options having an exercise price not less than 85% of the fair market value of the Common Stock on the date of grant. Options granted under the 1995 Plan have a term fixed by the Compensation Committee at the time of grant, which term may not exceed 10 years.

All other terms of options granted under the 1995 Plan may be determined by the Compensation Committee and different restrictions may be established with respect to different recipients of stock options.

     General guidelines established by the Compensation Committee provide for the grant to each executive officer of options having a value up to 20% of such executive officer's base salary on the date of grant, calculated on the basis of the fair market value of the Common Stock underlying the options on the date of grant. The Compensation Committee determines the number of options and the terms and conditions of such options based on certain factors, including the past performance of the executive officer, the executive officer's potential impact on the achievement of the Company's objectives, past grants or awards of stock-based compensation and on comparative compensation data regarding option grants by companies within the medical device industry as well as within a broader group of companies of comparable size and complexity. Additionally, options may be granted to an executive officer as an incentive at the time the executive officer joins the Company.

     None of the Company's executive officers, other than Mr. Weiss, received
awards of stock options during fiscal 1996.    During fiscal 1995, all of the
Company's executive officers, other than Mr. Karcanes, Dr. Argiro and Mr. Weiss, received four-year option grants equal to 20% of their base salary annually, vesting in equal installments annually through October 31, 1998. Options received by Mr. Weiss were determined based on the nature and amount of total compensation necessary to induce him to join the Company. See "Management Agreements -- Weiss Employment Agreement" below.

     Restricted Stock Awards. The Compensation Committee may also grant stock-based compensation to the Company's executive officers in the form of restricted stock awards. Under general guidelines established by the Compensation Committee, executive officers of the Company are eligible to receive awards of restricted stock having a value equal to up to 10% of their base salary in a given year, divided by the market price of the Common Stock on the date of
grant.   Although each award of restricted stock is subject to terms and conditions established by the Compensation Committee, such awards generally consist of four-year grants of the number of shares determined as provided above, which vest in equal installments over the four year period conditioned on the executive's continued employment by the Company. In determining whether to grant shares of restricted stock to an executive officer of the Company, the Compensation Committee evaluates the past performance of the executive officer, the executive officer's potential impact on the achievement of the Company's objectives and past grants or awards of stock-based compensation to the executive officer. Restricted stock may also be awarded by the Compensation Committee upon the hiring of executive officers as an incentive to join the Company.

     During fiscal 1996, none of the Company's executive officers received an award of restricted stock, however, during fiscal 1995, all of the Company's executive officers, with the exception of Mr. Karcanes, Mr. Weiss and Dr. Argiro, received four-year awards of restricted stock, vesting in equal installments annually through October 31, 1998. Mr. Karcanes and Dr. Argiro did not receive awards of restricted stock in fiscal 1995 based on the Compensation Committee's belief that the stock options granted to Mr. Karcanes and Dr. Argiro upon their employment by the Company are currently sufficient to provide them with a competitive compensation package and to align their interests with those of the Company's shareholders, although the Compensation Committee may determine to award restricted stock to Mr. Karcanes and Dr. Argiro in the future.

     Benefits. The Company provides medical, dental and life and disability insurance benefits as well as a 401(k) retirement plan and a stock purchase plan to the executive officers. The same benefits are available to all Company employees. The amount of perquisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of each executive officer's annual salary for fiscal 1996.

     Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility of certain compensation paid to each of the chief executive officer and the four other most highly compensated executives of a publicly held corporation to $1,000,000. In fiscal 1995, the Company did not pay "compensation" within the meaning of Section 162(m) to such executive officers in excess of $1,000,000 and does not believe it will do so in the near future. Therefore, the Company does not have a policy at this time regarding qualifying compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels ever approach $1 million.

                    Richard W. Perkins (Chairman)
                    Edward E. Strickland
                    Members of the Compensation Committee

MANAGEMENT AGREEMENTS.

     The Company has entered into employment agreements with the following executive officers named in the Summary Compensation Table.

     KARCANES EMPLOYMENT AGREEMENT. Pursuant to a letter agreement dated April 7, 1994, which became effective as of April 27, 1994, Mr. Karcanes and the Company agreed to the terms of Mr. Karcanes' employment with the Company. The agreement established a base salary for Mr. Karcanes of $175,000 per year. Pursuant to the terms of the agreement, Mr. Karcanes also received a grant of options to purchase 200,000 shares of the Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant (which was $3.50 per share). The options have a term of seven years with a vesting on each of the first four anniversaries of the date of grant. The agreement also provided Mr. Karcanes with the right to receive an annual cash bonus equal to up to 50% of his base salary in the event certain performance criteria mutually established by the Board and Mr. Karcanes are fulfilled, a guaranteed bonus for 1994 of $43,750 payable in the form of immediately vested shares of Common Stock, a car allowance of $1,000 per month and reimbursement of certain relocation and moving expenses.

     The terms of Mr. Karcanes' employment by the Company have subsequently been modified by oral agreement between Mr. Karcanes and the Company to combine the base annual salary of $175,000 and the annual automobile expense reimbursement of $12,000 into an annual base salary of $187,000.

     WEISS EMPLOYMENT AGREEMENT. Pursuant to a letter agreement dated October 19, 1995, which became effective as of October 25, 1995, Mr. Weiss and the Company agreed to the terms of Mr. Weiss' employment with the Company. The agreement established a base salary for Mr. Weiss of $150,000 per year and a signing bonus of $50,000. Pursuant to the terms of the agreement, Mr. Weiss also received a grant of options to purchase 200,000 shares of the Common Stock at an exercise price of $10 per share. The fair market value of the Company's Common Stock on the date of grant was $12.875 per share. As a result the Company recorded compensation expense which is being amortized ratably as the options vest. The options have a term of seven years, and vest equally on each of the first five anniversaries of the date of grant. The agreement also provided for a grant of options equal in value to $100,000 (the number of shares times the fair market value on the date of grant) on the date of grant. The agreement also provided Mr. Weiss with the right to receive an annual cash bonus equal to up to 50% of his base salary in the event certain performance criteria mutually established by the Board and Mr. Weiss are fulfilled. Two-thirds of this bonus was guaranteed for fiscal 1996 as an inducement for Mr. Weiss to join the Company. Under the agreement, Mr. Weiss received reimbursement of certain relocation and moving expenses, grossed up to cover the related taxes. Additionally, the agreement provides the right to twelve months of base salary and acceleration of unvested stock options under the following conditions: (i) termination for any reason other than cause; (ii) if during the first 24 months of Mr. Weiss' employment, Mr. Karcanes resigns or is terminated and Mr. Weiss chooses to resign; or (iii) Dr. Argiro is terminated or resigns and Mr. Weiss chooses to resign.

     STEPHENSON EMPLOYMENT AGREEMENT. Pursuant to a letter agreement dated November 28, 1994, which became effective as of December 13, 1994, Mr. Stephenson and the Company agreed to the terms of Mr. Stephenson's employment with the Company. The agreement established a base salary for Mr. Stephenson of $100,000 per year. Pursuant to the terms of the agreement, Mr. Stephenson also received restricted stock having a value of $10,000, vesting in four equal installments on each anniversary of the date of grant and conditioned on Mr. Stephenson's continued employment by the Company, and a grant of options to purchase 32,000 shares of Common Stock at an exercise price equal to the reported low bid price on the date of grant (which was $4.75 per share). The options have a term of seven years with 25% vesting on each of the first four anniversaries of the date of grant. The agreement also provides Mr. Stephenson with the right to receive an annual cash bonus equal to up to 20% of his base salary, up to 20% of his base salary in stock options, and up to 10% of his base salary in restricted stock in the event certain performance criteria established by Mr. Karcanes and Mr. Stephenson are fulfilled, as well as reimbursement of certain moving, travel and living expenses related to Mr. Stephenson's relocation, which have been paid by the Company.

     The terms of the letter agreement between the Company and Mr. Stephenson were amended in January 1995 to provide for payment of a lump sum cash bonus of $10,000 to Mr. Stephenson in January 1995, and to reflect that the options to purchase 32,000 shares of Common Stock provided for in the initial agreement were granted on January 2, 1995 and will vest in increments of 25% per year, beginning on October 31, 1995. The terms of Mr. Stephenson's employment by the Company have subsequently been modified by oral agreement with the Company increasing his base salary to $110,000 annually.

     ARGIRO EMPLOYMENT AGREEMENT. Pursuant to an agreement dated and effective May 24, 1994, Dr. Argiro and the Company agreed to the terms of Dr. Argiro's employment with the Company. The agreement established a base salary for Dr.
Argiro of $70,200 per year and auto allowance of $4,800 per year.   Pursuant to
the terms of the agreement, Dr. Argiro also received restricted stock equal to 20% of his base salary, vesting in three equal installments on each anniversary of the date of grant and conditioned on Dr. Argiro's continued employment by the Company, and a grant of options to purchase 21,000 shares of Common Stock at an exercise price equal to the reported low bid price on the date of grant (which was $3.25 per share). The options have a term of eight years with 25% vesting on each of the first four anniversaries of the date of grant and expiring five years from the date of vest. Dr. Argiro also received a signing bonus of $50,000. The term of the agreement is three years from the effective date.

     The terms of Dr. Argiro's employment by the Company were modified by oral agreement between Dr. Argiro and the Company in 1995 to combine the annual base salary of $70,200 and the annual automobile expense reimbursement of $4,800 into an annual base salary of $75,000. In fiscal 1995 and again in fiscal 1996, the employment agreement was modified by oral agreement increasing Dr. Argiro's annual base salary to $86,000 and $105,000, respectively.

     CHANGE IN CONTROL AGREEMENTS. Each of the executive officers of the Company named in the Summary Compensation Table, except for Mr. Weiss, has entered into a severance agreement with the Company. These severance agreements provide for certain payments in the event that within twelve months subsequent to a change in control of the Company or, in certain circumstances, immediately prior to a change in control of the Company, the officer's employment is terminated involuntarily by the Company or by the executive officer due to a material change of position or benefits of the executive officer (a "Qualifying Termination"). As defined in these agreements, a "change in control" means:
(i) the sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to any third party; (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (iii) a change in control of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to
Item 1(a) of a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a change in control will be deemed to have occurred at such time as: (A) any third party is or becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote for elections of directors, or (B) individuals who constitute the Board on the date of the agreement (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of the agreement whose election, or nomination for election, by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director without objection to such nomination) will, for purposes of this clause (B), be deemed to be a member of the Incumbent Board.

     Upon a Qualifying Termination, in addition to salary and benefits then due and in addition to any other benefits due under the Company's compensation plans, the terminated executive officer is entitled to: (a) a lump sum payment equal to the product of the executive officer's highest monthly compensation for the previous twelve month period multiplied by thirty-six (36); (b) reimbursement for all legal fees and expenses incurred by the executive officer as a result of such termination; and (c) for a thirty-six (36) month period following such termination, life and health insurance benefits substantially similar to those the executive officer was receiving at the time of termination.

     The severance agreements for the named executive officers provide that in the event that any payment or benefit received by the executive officer pursuant to the severance agreement or any other payments the officer has the right to receive from the Company in connection with a change in control of the Company would not be deductible by the Company under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such severance payments will be reduced so that no portion of such payments is not deductible by reason of
Section 280G of the Code.

PERFORMANCE GRAPH.

     In accordance with the rules of the Securities and Exchange Commission, the following performance graph compares the performance of the Company's Common Stock on the Nasdaq SmallCap Market prior to September 21, 1995, and on the Nasdaq National Market thereafter, to an index for the Nasdaq Stock Market (U.S. Companies) prepared by the Center for Research in Securities Prices and to a self-determined peer group of eight companies identified at the bottom of the graph. The graph compares the cumulative total stockholder return as of the end of each of the Company's last five fiscal years on $100 invested at the beginning of the period and assumes reinvestment of all dividends.

     Date           Company Index  Market Index  Peer Index

     10/31/91          100.000       100.000     100.000
     10/30/92           89.412       112.759      79.497
     10/29/93           68.235       145.286      74.700
     10/31/94          103.529       146.069      70.360
     10/31/95          268.235       196.730     131.271
     10/31/96          120.000       232.245     108.395

The index level for all series was set to 100.0 on 10/31/91.

PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO CREATE A CLASS OF PREFERRED STOCK

DESCRIPTION OF PROPOSAL

     At present, the Company's Restated Articles of Incorporation, as amended, (the "Articles") authorize the issuance of 20,000,000 shares of Common Stock, par value $0.01 per share, and do not authorize the issuance of any shares of preferred stock.

     The Board of Directors has unanimously proposed that the Articles be further amended to establish authority for the issuance, in series, of up to 5,000,000 shares of Preferred Stock. Accordingly, if this amendment is approved by the shareholders, 5,000,000 shares of Preferred Stock will be available for future issuance.

     As permitted by Minnesota law and the Articles, if so amended, the Board of Directors will be empowered to issue the shares of Preferred Stock in series, and to determine the number, designation, relative rights, preferences and limitations of the shares of each series. Among the determinations to be made by the Board of Directors for each series would be (i) the dividend rate, if any, and whether dividends would be cumulative; (ii) whether, and the extent to which, the shares would be entitled to a preference over the Common Stock upon any distribution of the assets of the Company, whether by dividend or by liquidation; (iii) whether there would be conversion rights allowing holders of Preferred Stock to convert their shares into shares of Common Stock, and the terms of conversion; (iv) whether, and the extent to which, there would be voting rights, including without limitation the right to vote separately as a series on designated matters and the right to vote with the holders of shares of Common Stock as if the Preferred Stock were considered to be Common Stock; (v) the rights upon liquidation, dissolution or winding up; and (vi) whether the Company would have the right to redeem such shares, and the terms of any redemption. These determinations would be made by the Board of Directors, without further shareholder approval, at the time it established a particular series of preferred stock and would take into account the circumstances at that time. Before any series would be issued, a certificate would be filed pursuant to Minnesota law, setting forth the number of shares and the designations, relative rights, preferences and limitations of that series as fixed by the Board of Directors.

PURPOSE AND EFFECTS OF PROPOSED AMENDMENT

     The Board of Directors believes that it is necessary and desirable to authorize a class of Preferred Stock in order to give the Board additional flexibility to raise equity capital, make acquisitions through the use of capital stock, facilitate the operation of the Company's Shareholder Rights Plan (the "Rights Plan"), and to issue Preferred Stock for any other proper corporate purpose. The flexibility inherent in having the authority to issue shares of Preferred Stock and to vary features in the respective series of Preferred Stock (such as dividend, voting and conversion rights) to meet the needs of particular situations will, in the opinion of the Board of Directors, be advantageous to the Company in any negotiations involving the issuance of such stock. If authorization of the additional shares of Preferred Stock were deferred until a specific need existed, the time and expense required in connection with obtaining the necessary shareholder action for each proposed issuance could deprive the Company of the flexibility that the Board of Directors believes will result in the most efficient use of such shares.

     In June 1996, the Board of Directors adopted the Rights Plan, pursuant to which Common Stock Purchase Rights ("Rights") have been issued in respect of, and currently are attached to and trade with, each share of the Company's Common Stock. Upon the occurrence of certain events, including: (i) a person or group acquiring 15% or more of the Company's outstanding Common Stock; (ii) a third party announcing an offer to purchase a 15% or greater stake in the Company; or
(iii) the Board of Directors declaring a 10% or greater shareholder to be an "adverse person" based upon the Board's belief that such person's shares were acquired for short-term financial gain or that the shareholder might otherwise adversely affect the Company's business or prospects, the Rights become exercisable and entitle each holder thereof (other than the acquiring person or "adverse person") to purchase a significant number of shares of Common Stock (or other securities of the Company) at one-half their market value, subject to the ability of the Board to approve of any such transaction or redeem the Rights prior to their becoming exercisable. If the Rights were to become exercisable, the number of shares of Common Stock reserved under the Articles could likely be inadequate for issuance pursuant to the Rights. In such event, the Rights Plan permits the Company to issue other equity securities, such as shares of Preferred Stock, upon exercise of the Rights. If the proposed amendment to the Articles is approved, the Preferred Stock could be used by the Board of Directors for this purpose.

     If this proposed amendment is adopted, no additional action or authorization by the Company's shareholders will be necessary prior to the issuance of shares of Preferred Stock, unless required by applicable law or regulation or the rules or policies of the National Association of Securities Dealers, Inc. related to the Nasdaq National Market, or unless deemed desirable or advisable by the Board of Directors. Except for any potential use of the Preferred Stock in connection with the Rights Plan, as discussed above, the Board of Directors has no immediate plans, understandings, agreements or commitments to issue any shares of Preferred Stock.

     If adopted, the proposal will not, by itself have any effect on the rights of holders of presently issued and outstanding shares of Common Stock. The issuance of one or more series of Preferred Stock in the future could affect the holders of Common Stock in a number of respects, including the following: the issuance of Preferred Stock may have the effect of subordinating the Common Stock to the Preferred Stock in terms of dividend and liquidation rights, since Preferred Stock typically entitles its holders to satisfaction in full of specified dividend and liquidation rights before any payment of dividends or distribution of assets on liquidation is made on the Common Stock; if voting or conversion rights are granted to the holders of Preferred Stock the voting power of the Common Stock (including stock held by any persons who may seek to obtain control of the Company) will be diluted; the issuance of Preferred Stock may result in a dilution of earnings per share of the Common Stock; and certain fundamental matters requiring shareholder approval (such as mergers, consolidations, sales of assets and future amendments to the Company's Restated Articles of Incorporation, as amended) may require approval by the separate vote of each series of Preferred Stock.

     Under the Articles, the shareholders of the Company do not have preemptive rights with respect to the capital stock of the Company. Thus, should the Board of Directors elect to issue shares of Preferred Stock, existing shareholders would not have any preferential rights to purchase such shares.

     The amendment to the Articles adding a class of Preferred Stock, issuable in series, could, under certain circumstances, discourage or make more difficult an attempt by a person or organization to gain control of the Company by tender offer or proxy contest, or to consummate a merger or consolidation with the Company after acquiring control, and to remove incumbent management, even if such transactions were favorable to the shareholders of the Company. Shares of the Preferred Stock could be issued with voting or conversion rights making a change in control of the Company more difficult, especially if the shares were issued in a private placement to a person sympathetic to management and opposed to any attempt to gain control of the Company. As discussed above, shares of Preferred Stock could become issuable under the Rights Plan, which could deter unsolicited attempts to acquire the Company or any other attempt to acquire the Company in a manner or on terms not approved by the Board of Directors. Accordingly, this proposal to amend the Articles may be deemed (under certain circumstances which may or may not occur) to be an anti-takeover measure. However, the proposal is not being presented as, nor is it part of, any plan to adopt a series of anti-takeover measures. The Board of Directors has no knowledge of any specific effort by any identified persons or organizations to accumulate shares of the Company or otherwise gain control of the Company. See "Outstanding Shares" for a listing of certain significant shareholders of the Company.

PROPOSED RESOLUTION

     A resolution in substantially the following form will be submitted to the Company's shareholders at the Annual Meeting:

     RESOLVED, that Article 3.1 of the Company's Restated Articles of Incorporation, as amended, is hereby amended in its entirety to read as follows:

               3.1 Authorized Shares. The aggregate number of shares of stock which the corporation shall have authority to issue is twenty-five million (25,000,000) shares, twenty million (20,000,000) of which shall be designated common stock, $0.01 par value (hereinafter referred to as "Common Stock") and five million (5,000,000) of which shall be designated Preferred Stock, $0.01 par value (hereinafter referred to as "Preferred Stock"). The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any class or series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one for each share held.

     RESOLVED FURTHER, that, appropriate officers of the Company are hereby authorized and directed to make, execute, acknowledge and file such certificates and documents as may be required by law with respect to the foregoing resolution.

BOARD OF DIRECTORS' RECOMMENDATION

     The Board of Directors recommends a vote FOR approval of this amendment to the Articles. The affirmative vote of the holders of a majority of shares of Common Stock of the Company present and entitled to vote in person or by proxy on this matter, and at least a majority of the minimum number of votes necessary for a quorum, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR the approval of this amendment to the Articles.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during, or with respect to, the period ended October 31, 1996: (1) Mr. Lyons failed to file on a timely basis a report on Form 4 required by Section 16 of the Exchange Act, relating to the exercise of stock options; (2) Dr. Argiro failed to file on a timely basis a report on Form 4 required by Section 16 of the Exchange Act, relating to the repurchase of shares by the Company to satisfy income tax withholding on stock compensation; and (3) Mr. David Davis, Vice President Sales and Marketing of Vital Images, Incorporated, failed to file on a timely basis a report on Form 3 required by
Section 16 of the Exchange Act, reporting his appointment as an executive officer of Vital Images, Incorporated, and the grant of options to Mr. Davis in connection with his employment.


                              INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has approved the engagement of Coopers & Lybrand L.L.P. as independent certified public accountants to audit the Company's financial statements for the year ending October 31, 1997. The Company does not intend to request that the shareholders approve the selection of the independent public accountants for the fiscal year ended October 31, 1997. The Company has requested and expects a representative of Coopers & Lybrand L.L.P. to be present at the Annual Meeting, to make a statement if he or she so desires and to respond to appropriate questions.


                     PROPOSALS FOR THE NEXT ANNUAL MEETING

     Shareholder proposals intended to be presented in the proxy materials relating to the next Annual Meeting of Shareholders must be received by the Company on or before October 22, 1997.

                                 OTHER BUSINESS

     The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.


                                 ANNUAL REPORT

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED OCTOBER 31, 1996 TO EACH PERSON WHO WAS A SHAREHOLDER OF THE COMPANY AS OF JANUARY 27, 1997, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUEST SHOULD BE SENT TO: BIO-VASCULAR, INC., 2575 UNIVERSITY AVENUE, #180, ST. PAUL, MINNESOTA, 55114-1024; ATTN: SHAREHOLDER INFORMATION.

                     BY ORDER OF THE BOARD OF DIRECTORS



                     John T. Karcanes
                     President and Chief Executive Officer



February 19, 1997
St. Paul, Minnesota

                               BIO-VASCULAR, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints JOHN T. KARCANES and M. KAREN GILLES, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Bio-Vascular, Inc. held of record by the undersigned on January 27, 1997, at the Annual Meeting of Shareholders to be held on March 19, 1997, or any adjournment thereof.


1.  ELECTION OF DIRECTORS.

    [_]  FOR all nominees listed below (except
         as marked to the contrary below).

    [_]  AGAINST all nominees listed below


(INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
 NOMINEE'S NAME.)
John T. Karcanes                       Richard W. Perkins
James F. Lyons                         Edward E. Strickland

2. PROPOSAL TO AMEND THE COMPANY'S RESTATED ARTICLES OF INCORPORATION, AS AMENDED, TO CREATE A CLASS OF PREFERRED STOCK, ISSUABLE IN SERIES.

     [_]  FOR                    [_]  AGAINST                  [_]  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 2 AND FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:_________________,1997      Dated:__________________________

                                  _______________________________
                                            Signature

                                  _______________________________
                                     Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.